Exhibit 99.1

Chart Industries Reports 2018 First Quarter Results

Atlanta, Georgia - April 19, 2018 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the first quarter ended March 31, 2018. Highlights include:

•
Orders of $321.1 million sequentially increased 13% over the fourth quarter of 2017, and increased 35% organically compared to the first quarter of 2017 with each segments’ orders increasing both sequentially and year-over-year.

•	Sales of $279.7 million increased 37% from the first quarter of 2017 (15.8% organically), and decreased 9% from the fourth quarter of 2017, representing typical seasonality.

•	Reported EPS of $0.18 and adjusted EPS of $0.23, reflecting improved operational productivity and an effective tax rate of 26.7%.

•
Gross margin as a percent of sales of 27.6% increased sequentially from the fourth quarter of 2017 gross margin as a percent of sales of 27.1%, and from 27.3% in the first quarter of 2017 reflecting completed restructuring benefits.

•	A strategic review of the oxygen-related product lines within our Biomedical segment is underway.

Net income for the first quarter of 2018 was $5.8 million or $0.18 per diluted share. First quarter 2018 earnings would have been $0.23 per diluted share excluding $1.3 million of transaction-related costs and $0.9 million of restructuring costs. This compares with a net loss for the first quarter of 2017 of $2.9 million, or ($0.09) per diluted share. First quarter 2017 earnings would have been $0.01 per diluted share excluding $4.6 million of restructuring and transaction-related costs. Further details on the first quarter results can be found in the attached exhibit to the press release.

Order activity continues to be strong across all segments. This is our fifth consecutive quarter of sequential order growth, with 13% growth over the fourth quarter of 2017. Orders increased 53%, or $111.4 million ($74.4 million excluding Hudson Products) above the first quarter of 2017. The first quarter of 2018 continued to reflect the strong demand seen in 2017 for natural gas projects in both petrochemical and LNG export, with equipment orders received primarily for the West Texas Permian Basin. Our Energy & Chemicals (“E&C”) segment had a sequential increase in orders over the fourth quarter of 2017 of 24.6% and included four orders greater than $2 million each. Distribution & Storage (“D&S”) had sequential order growth of 11.2% over the fourth quarter of 2017, and was driven by continued strength in packaged gas and LNG vehicle tanks. First quarter 2018 orders in D&S of $170.4 million was the highest quarter since the third quarter of 2013. In our BioMedical segment, orders sequentially increased 2.1% over the fourth quarter and 10.2% over the first quarter of 2017. Strength in orders for stainless Cryobiological freezers and oxygen-related products drove the BioMedical order growth.

Sales of $279.7 million for the first quarter of 2018 increased 37% (or 15.8% excluding Hudson Products) over the first quarter of 2017. All three segments’ sales increased over the prior year’s quarter, with D&S and BioMedical sales increasing 20.2% and 7.3%, respectively. Sequential to the fourth quarter of 2017, revenue was down 9%, driven by typical seasonality and an exceptionally strong fourth quarter of 2017.

Gross profit for the first quarter of 2018 was $77.1 million, or 27.6% of sales. Gross profit for the fourth quarter of 2017 was $82.9 million, or 27.1% of sales. The sequential increase in gross margin as a percent of sales reflects the first full quarter for each of the three segments benefiting from the 2017 restructuring actions taken.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2018 were $54.1 million, inclusive of $1.3 million of transaction-related costs, $0.6 million of restructuring costs, and $3.2 million of share based compensation. SG&A expenses for the fourth quarter of 2017 were $55.8 million, inclusive of $1.1 million of acquisition-related costs, $2.8 million of restructuring costs, and $3.4 million of China litigation expense. SG&A is expected to continue to decrease on a normalized basis throughout 2018.

We are conducting a strategic review of the oxygen-related product lines within our Biomedical segment, including an evaluation of a possible divestiture of the businesses.  We are excluding from the review those portions of the BioMedical segment that utilize and align with our cryogenic technological expertise (Cryobiological).  The asset group does not meet the criteria to be held for sale, and therefore continues to be accounted and reported for as assets to be held and used. There can be no assurance that this evaluation will result in any transaction being announced or consummated.  The Company will not disclose further developments during this process until our

Board of Directors has approved a specific action or we have determined that further disclosure is appropriate.

“We are pleased with the start to 2018, both from a market and order perspective as well as the productivity results reflected in the margin in each of the segments,” stated Bill Johnson, Chart’s Chief Executive Officer and President. “Additionally, the strategic review of our oxygen-related product lines further supports our continued focus on analyzing our capital allocation and executing on our organic and inorganic key growth areas in core cryogenic equipment.”

SEGMENT HIGHLIGHTS
First quarter 2018 orders in E&C were $93.7 million, inclusive of $37.0 million from Hudson Products, and sequentially an increase of 24.6% compared to the fourth quarter of 2017. This is the fourth quarter in a row with E&C order levels above $60 million. The natural gas and petrochemical markets continue to be strong, and LNG FEED and engineering activities continue to strengthen. E&C segment sales of $89.9 million ($46.6 million excluding Hudson) were organically down 1.5% compared to the fourth quarter of 2017 and up organically 16.7% versus the first quarter of 2017. The year-over-year sales increase is driven by natural gas demand, in particular in our air-cooled heat exchanger product line. The sequential revenue decrease is driven primarily by the fourth quarter of 2017 including several large project related shipments totaling $15 million. E&C gross margin of $19.4 million included $11.9 million from Hudson, and was 21.6% of sales.

D&S sales decreased $14.1 million to $136.1 million compared to the fourth quarter of 2017, and increased $22.9 million compared to the first quarter of 2017. Year-over-year increases are driven by strength in United States packaged gas, China LNG trailers and vaporization stations, and European standard tanks. D&S order strength continued throughout 2017, and into the first quarter of 2018, with five consecutive quarters of sequential order growth in the segment. Gross margin as a percent of sales of 27.6% increased from 26.6% in the fourth quarter of 2017 and 27.0% in the first quarter of 2017, reflecting continued improvement in our Chinese business as well as productivity efforts in the European and U.S. manufacturing locations.

First quarter BioMedical sales of $54.7 million decreased from the fourth quarter of 2017 sales of $56.6 million driven primarily by the timing of specific shipments in the fourth quarter related to military applications and a specific larger Chinese Cryobiological order. Sequential revenue growth in each quarter for the remainder of 2018 is expected. Even with lower Cryobiological sales mix in the first quarter of 2018, BioMedical gross margin as a percent of sales of 36.9% increased 100 basis points from the fourth quarter of 2017 and 420 basis points over the first quarter of 2017, which included $2.1 million of restructuring costs.

OUTLOOK
Our full year 2018 guidance includes the impact from the revenue recognition accounting standard change which was adopted effective January 1, 2018, and which we expect to be immaterial on a full year basis. Sales guidance is expected to be in the range of $1.15 billion to $1.20 billion for the full year of 2018. We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $1.75 to $2.00 per share, on approximately 31.7 million weighted average shares outstanding. Our prior full year adjusted earnings per diluted share guidance was $1.65 to $1.90. This excludes any restructuring costs and transaction-related costs, and assumes continued ownership of all assets for the entire calendar year, and as such is a non-GAAP measure. We expect our effective tax rate, inclusive of benefits from the Tax Cuts and Jobs Act, to be 27%, as compared to our prior guidance of a range of 27% to 29%. We expect our capital expenditures for 2018 will be in the range of $35 million to $45 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, as well as risks and uncertainties related to the integration of the Hudson and VCT Vogel businesses with the Company’s, and risks and uncertainties associated with the strategic review process underway with respect to the BioMedical segment, and the results of such process, including any possible divestiture or transaction, and the uncertainty whether any such possible transaction is completed, and if so, the terms, structure and timing of any such transaction. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its first quarter 2018 results on a conference call on Thursday, April 19, 2018 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 5288197. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, April 19, 2018 until 1:30 p.m. ET, Thursday, April 26, 2018.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Sales	$279.7	$204.1	$306.0
Cost of sales	202.6	148.4	223.1
Gross profit	77.1	55.7	82.9
Selling, general, and administrative expenses (1)	54.1	52.4	55.8
Amortization expense	6.1	3.0	5.7
Operating expenses	60.2	55.4	61.5
Operating income (1) (2) (3) (4)	16.9	0.3	21.4
Other expenses:
Interest expense, net	6.4	4.4	6.4
Loss on extinguishment (5)	—	—	4.9
Financing costs amortization	0.3	0.3	0.3
Foreign currency loss	1.6	0.3	1.0
Other expenses, net	8.3	5.0	12.6
Income (loss) before income taxes	8.6	(4.7)	8.8
Income tax expense (benefit) (6)	2.3	(1.8)	(18.2)
Net income (loss)	6.3	(2.9)	27.0
Less: Income attributable to noncontrolling interests, net of taxes	0.5	—	0.3
Net income (loss) attributable to Chart Industries, Inc.	$5.8	$(2.9)	$26.7
Net income (loss) attributable to Chart Industries, Inc. per common share:
Basic	$0.19	$(0.09)	$0.87
Diluted	$0.18	$(0.09)	$0.85
Weighted average number of common shares outstanding:
Basic	30.91	30.70	30.78
Diluted	31.66	30.70	31.51
_______________

(1)	Includes transaction-related costs of $1.3, $0.1 and $1.1 for the three months ended March 31, 2018, March 31, 2017, and December 31, 2017, respectively.

(2)	Includes Hudson net sales and operating income of $43.3 and $4.2 for the three months ended March 31, 2018, respectively, and $51.9 and $5.2 for the three months ended December 31, 2017, respectively.

(3)	Includes depreciation expense of $7.6, $6.2, and $7.6 for the three months ended March 31, 2018, March 31, 2017, and December 31, 2017, respectively.

(4)	Includes restructuring costs of $0.9, $4.6, and $3.2 for the three months ended March 31, 2018, March 31, 2017, and December 31, 2017, respectively.

(5)
During the three months ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

(6)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 and $8.7, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Net Cash Provided By Operating Activities	$23.0	$1.2	$28.5
Investing Activities
Acquisition of businesses, net of cash acquired	(12.5)	(23.2)	—
Capital expenditures	(6.6)	(8.4)	(11.9)
Government grants	0.1	0.2	—
Net Cash Used In Investing Activities	(19.0)	(31.4)	(11.9)
Financing Activities
Borrowings on revolving credit facilities	38.0	2.2	—
Repayments on revolving credit facilities	(26.8)	(3.6)	(61.0)
Repurchase of convertible notes	—	—	(194.9)
Proceeds from issuance of convertible notes	—	—	258.8
Proceeds from issuance of warrants	—	—	46.0
Payments for call options related to convertible notes	—	—	(59.5)
Repayments on term loan	—	—	(3.0)
Payments for debt issuance costs	(0.2)	—	(8.2)
Proceeds from exercise of stock options	1.2	—	0.9
Common stock repurchases	(2.2)	(1.8)	—
Net Cash Provided By (Used In) Financing Activities	10.0	(3.2)	(20.9)
Effect of exchange rate changes on cash	3.9	0.7	2.3
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	17.9	(32.7)	(2.0)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	131.4	282.9	133.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$149.3	$250.2	$131.4
_______________

(1)	Includes restricted cash of $6.5 ($5.5 in other current assets and $1.0 in other assets) at March 31, 2018 and $8.7 ($7.7 in other current assets and $1.0 in other assets) at December 31, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$142.8	$122.6
Accounts receivable, net	207.3	222.7
Inventories, net	223.1	208.9
Other current assets	76.8	79.8
Property, plant, and equipment, net	305.0	297.6
Goodwill	475.0	468.8
Identifiable intangible assets, net	300.0	302.5
Other assets	22.1	21.8
TOTAL ASSETS	$1,752.1	$1,724.7

LIABILITIES AND EQUITY
Current liabilities	$382.0	$387.6
Long-term debt	449.2	439.2
Other long-term liabilities	92.3	92.7
Equity	828.6	805.2
TOTAL LIABILITIES AND EQUITY	$1,752.1	$1,724.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Sales
Energy & Chemicals (1)	$89.9	$39.9	$99.2
Distribution & Storage	136.1	113.2	150.2
BioMedical	54.7	51.0	56.6
Intersegment eliminations	(1.0)	—	—
Total	$279.7	$204.1	$306.0
Gross Profit
Energy & Chemicals	$19.4	$8.4	$22.7
Distribution & Storage	37.5	30.6	39.9
BioMedical	20.2	16.7	20.3
Total	$77.1	$55.7	$82.9
Gross Profit Margin
Energy & Chemicals	21.6%	21.1%	22.9%
Distribution & Storage	27.6%	27.0%	26.6%
BioMedical	36.9%	32.7%	35.9%
Total	27.6%	27.3%	27.1%
Operating Income (Loss) (2)
Energy & Chemicals (1)	$2.8	$(0.2)	$7.5
Distribution & Storage (3)	18.1	11.6	16.8
BioMedical	9.5	5.0	11.2
Corporate (4)	(13.5)	(16.1)	(14.2)
Total	$16.9	$0.3	$21.3
Operating Margin
Energy & Chemicals	3.1%	(0.5)%	7.6%
Distribution & Storage	13.3%	10.2%	11.2%
BioMedical	17.4%	9.8%	19.8%
Total	6.0%	0.1%	7.0%
_______________

(1)
Hudson, included in the E&C segment results since the acquisition date, September 20, 2017, added net sales and operating income of $43.3 and $4.2 for the three months ended March 31, 2018, respectively, and $51.9 and $5.2 for the three months ended December 31, 2017, respectively.

(2)
Restructuring costs for the three months ended March 31, 2018 were $0.9 ($0.2 - E&C, $0.2 - D&S, and $0.5 - Corporate). Restructuring for the three months ended March 31, 2017 were $4.6 ($0.4 - E&C, $0.1 - D&S, $2.6 - Biomedical, and $1.5 - Corporate). Restructuring costs for the three months ended December 31, 2017 were $3.2 ($0.2 – E&C, $1.1 – D&S, $0.5 BioMedical, and $1.4 – Corporate).

(3)
Over the prior five years, we were involved in litigation in China with a former external sales representative over disputed commissions.  In years prior to 2017, we accrued $4.6 as our best estimate of the related contingent liability.  Based on a China court ruling received in February 2018, the claimant was awarded $8.3.  As a result of this ruling, we accrued an additional $3.7 in the fourth quarter of 2017.  The one-time EPS impact from this ruling was $0.11 for the quarter ended December 31, 2017. This was reflected in our D&S segment operating results.

(4)	Includes transaction-related costs of $1.3, $0.1 and $1.1 for the three months ended March 31, 2018, March 31, 2017, and December 31, 2017, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Orders
Energy & Chemicals (1)	$93.7	$38.0	$75.1
Distribution & Storage	170.4	120.0	153.2
BioMedical	57.0	51.7	55.9
Total	$321.1	$209.7	$284.2

	As of
	March 31, 2018	March 31, 2017	December 31, 2017
Backlog
Energy & Chemicals (2)	$213.3	$98.0	$210.9
Distribution & Storage	250.3	225.0	227.5
BioMedical	25.8	25.6	22.9
Total	$489.4	$348.6	$461.3
_______________

(1)	E&C orders includes $37.0 and $27.5 in orders related to Hudson for the three months ended March 31, 2018 and December 31, 2017, respectively.

(2)	E&C backlog as of March 31, 2018 and December 31, 2017 includes $59.8 and $65.8 related to Hudson, respectively, and approximately $40 related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017
Earnings (loss) per diluted share as reported (U.S. GAAP)	$0.18	$(0.09)	$0.85
Transition tax (1)	—	—	(0.71)
Restructuring and transaction-related costs	0.05	0.10	0.11
China litigation award (2)	—	—	0.11
Loss on extinguishment of debt (3)	—	—	0.10
Adjusted earnings per diluted share (non-GAAP)	$0.23	$0.01	$0.46
_______________

(1)
Includes a one-time $22.5 net favorable tax benefit that was recorded during the fourth quarter of 2017, which resulted from the enactment of the Tax Cuts and Jobs Act. This benefit mainly consisted of a one-time, provisional benefit of $26.9 related to the remeasurement of certain of our deferred tax liabilities using the lower U.S. federal corporate tax rate of 21%. This was partially offset by (i) a one-time, provisional charge of $8.7 related to the deemed repatriation transition tax, which is a tax on previously untaxed accumulated earnings and profits of certain of our foreign subsidiaries, and (ii) a one-time tax expense and tax benefit of $4.5 and $8.7, respectively, related to our intent to amend pre-acquisition Hudson U.S. federal tax returns.

(2)
Over the prior five years, we were involved in litigation in China with a former external sales representative over disputed commissions.  In years prior to 2017, we accrued $4.6 as our best estimate of the related contingent liability.  Based on a China court ruling received in February 2018, the claimant was awarded $8.3.  As a result of this ruling, we accrued an additional $3.7 in the fourth quarter of 2017.  The one-time EPS impact from this ruling was $0.11 in the fourth quarter of 2017 and was reflected in our D&S segment operating results.

(3)
During the three months ended December 31, 2017, we recorded a $4.9 loss on extinguishment of debt associated with the repurchase of $192.9 principal amount of our $250.0 2.00% convertible notes due August 2018 and refinance of our senior secured revolving credit facility.

Adjusted earnings per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.